             SkyWay Communications Holding Corp. Receives $1 Million
            Initial Order Subcontract to Manufacture the SkyWay Media
                      Server for International Air Carriers

CLEARWATER, Fla.--(BUSINESS WIRE) -- January 27, 2005 SkyWay Communications
Holding Corp. (OTCBB:SWYC - News), announced today the signing of an agreement with IBISES International, Inc. to manufacture the SkyWay Media Server II and drop down display screens. The SkyWay Media Server is used to distribute video on narrow body aircraft utilizing drop down screens strategically placed throughout the cabin. Lion Air will be the first international carrier to install the SkyWay Media Server on their MD-80 aircraft.

In the agreement, to commence on March 1, 2005, Skyway will manufacture its computer based multimedia server and hydratrac monitors for installation on an initial order of five MD-80 aircraft. SkyWay will receive $1,000,000, net 90, to begin manufacturing the product and other system components for this first aircraft order under a fixed price contract. A second order is expected to follow within the next 4 months. The agreement includes the assignment of manufacturing rights for any additional aircraft orders to IBISES by Lion Air, and may include other such airlines that IBISES represents.

A representative of IBISES International, Everett Chow, Vice President, stated,
"We are confident in the quality of people, technology and the business plan presented by SkyWay. Skyway's strategy and vision is a perfect fit for our company. We share a similar outlook and believe that SkyWay's radio and security technology will help us advance our objectives."

Brent Kovar, President of Skyway Communications Holding Corp. added, "IBISES
International and SkyWay share many common goals and business initiatives. They will enhance our visibility in the Asian markets, and the subcontracting relationship we are developing is perfectly matched to distribute our technologies to IBISES' airline customers. Our FAA approved repair station is gearing up for this order. We look forward to building a strong, mutually beneficial affiliation."

About IBISES International, Inc.

Ibises International, Inc. is a publicly traded company: OTCF: IBSN. Ibises
International is a supplier of revolutionary, next-generation high-speed digital communication networks to the aircraft industry. Ibises has directed its focus at two developing niche markets: aviation security, in-flight entertainment and connectivity. Ibises (Integrated Broadband, Internet, Security & Entertainment
Solutions) is developing an integrated system that includes totally interactive video surveillance, complete aircraft systems monitoring, and state-of-the-art in-flight entertainment systems - all in a technologically elegant solution that sells for approximately half the price of competing IFE systems and with quick delivery.

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About SkyWay Communications Holding Corporation

SkyWay Communications Holding Corporation and SkyWay. is a Clearwater, Florida
based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. SkyWay is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, SkyWay intends to provide broadband connectivity between the ground and in-flight aircraft throughout the
U.S. using technology that provides a broadband high-speed data transmission.
SkyWay intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet. The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the
Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Steve Klein, Investor Relations (727) 535-8211 x 2480
 www.skywayaircraftsecurity.com for additional information